                                                                    EXHIBIT 12.1

                         NORTHWEST AIRLINES CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                                                                          YEAR ENDED DECEMBER 31,
                                                           -----------------------------------------------------
                                                             1998       1997       1996       1995       1994
                                                           ---------  ---------  ---------  ---------  ---------
EARNINGS:
Income (loss) before income taxes and 1997 and 1995
  extraordinary items....................................  $  (430.0) $   984.6  $   872.4  $   543.5  $   498.3
Less: Income (loss) from less than 50% owned investees...        8.9       19.4       15.7      (10.3)      (4.8)
Add:
  Rent expense representative of interest(1).............      193.2      197.7      191.5      193.4      185.7
  Interest expense net of capitalized interest...........      294.0      228.5      251.7      374.3      374.0
  Interest of preferred security holder..................       22.5       24.3       27.2        7.1     --
  Amortization of debt discount and expense..............       18.1        5.7       10.8       13.1        9.7
  Amortization of interest capitalized...................        3.4        3.0        2.9        4.0        3.3
                                                           ---------  ---------  ---------  ---------  ---------
      ADJUSTED EARNINGS..................................  $    92.3  $ 1,424.4  $ 1,340.8  $ 1,145.7  $ 1,075.8
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
FIXED CHARGES:
Rent expense representative of interest(1)...............  $   193.2  $   197.7  $   191.5  $   193.4  $   185.7
Interest expense net of capitalized interest.............      294.0      228.5      251.7      374.3      374.0
Interest of preferred security holder....................       22.5       24.3       27.2        7.1     --
Amortization of debt discount and expense................       18.1        5.7       10.8       13.1        9.7
Capitalized interest.....................................       16.8       10.6        7.3       13.9        3.5
                                                           ---------  ---------  ---------  ---------  ---------
      FIXED CHARGES......................................  $   544.6  $   466.8  $   488.5  $   601.8  $   572.9
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
RATIO OF EARNINGS TO FIXED CHARGES.......................     --    (2)      3.05      2.74      1.90       1.88
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
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(1) Calculated as one-third of rentals, which is considered representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges by $452.3 million for the year ended December 31, 1998.